EXHIBIT 10.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SPECIALTY RENAL PRODUCTS, INC.

It is hereby certified that:

FIRST: Specialty Renal Products, Inc. is a corporation formed under the laws of the State of Delaware, and its Certificate of Incorporation was initially filed in the office of the Secretary of State on July 2, 2018, and amended and restated on September 5, 2018.

SECOND: This Amendment to the Certificate of Incorporation has been duly adopted by the directors and the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: The Certificate of Incorporation is hereby amended as follows:

A. Section 2 of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1 Preferential Payments to Holders of Series A Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including any liquidation and dissolution following a Subsidiary Merger or Asset Sale, as such terms are defined below), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders or, in the case of a Constituent Merger or the Available Proceeds (as defined below), before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to one times (1x) the Series A Original Issue Price, plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon any such liquidation, dissolution or winding up of the Corporation or any Constituent Merger, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2 Payments to Holders of Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including any liquidation and dissolution following a Subsidiary Merger or Asset Sale, as such terms are defined below), after the payment in full of all Series A Liquidation Amounts required to be paid to the holders of shares of Series A Preferred Stock the remaining assets of the Corporation available for distribution to its stockholders or, in the case of a Constituent Merger, the consideration not payable to the holders of shares of Series A Preferred Stock pursuant to Section 2.1 or the remaining Available Proceeds, as the case may be, shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under Subsections 2.1 and 2.2 is hereinafter referred to as the “Series A Liquidation Amount.”

2.3 Other Liquidation Matters.

2.3.1 Definitions.

(a) The term “Constituent Merger” means a merger or consolidation in which the Corporation is a constituent party, except any such merger or consolidation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

(b) The term “Subsidiary Merger” means a merger or consolidation in which a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

(c) The term “Asset Sale” means the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2

2.3.2 Effecting a Constituent Merger. The Corporation shall not have the power to effect a Constituent Merger unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation in such Constituent Merger shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

2.3.3 Events Triggering Liquidation. In the event of a Subsidiary Merger or an Asset Sale, the Board shall effect a dissolution and liquidation of the Corporation under the General Corporation Law as soon as practicable thereafter (any assets available for distribution to the stockholders of the Corporation, together with the consideration referred to in the immediately preceding sentence, the “Available Proceeds”), and distribute any assets available for distribution in accordance with Subsections 2.1 and 2.2 (taking into account any distribution already made pursuant to the immediately preceding sentence). Prior to the full distribution provided for in this Subsection 2.3.2, the Corporation shall not expend or dissipate the consideration received, if any, in any such Subsidiary Merger or Asset Sale, except to discharge expenses or liabilities (a) incurred in connection with, or existing as of the consummation of, such Subsidiary Merger or Asset Sale, or (b) incurred in the winding up and liquidation of the Corporation.

2.3.4 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Constituent Merger shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity in connection with such merger. The value of such property, rights or securities shall be determined in good faith by the Board (including at least one Series A Director if then in office).

2.3.5 Allocation of Escrow and Contingent Consideration. In the event of a Constituent Merger, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Constituent Merger; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Subsection 2.3.5, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Constituent Merger shall be deemed to be Additional Consideration.”

3

B. Subsection 3.3.1 of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“3.3.1 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger, consolidation, reorganization, statutory plan of exchange, sale of all or substantially all of the assets or license substantially all of the key technology or intellectual property of the Company or any subsidiary, including any Constituent Merger, Subsidiary Merger or Asset Sale, or consent to any of the foregoing;”

C. Subsection 4.1.2 of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“4.1.2 Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Constituent Merger, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series A Preferred Stock. In the event that such Constituent Merger is not consummated or if such Constituent Merger is consummated and such amounts distributable on such event are not paid on such date with respect to any shares of Preferred Stock, the Conversion Rights with respect to such shares shall remain in full force and effect.”

D. Paragraph (b) of Subsection 4.10 of Article FOURTH is hereby deleted in its entirety and replaced with the following:

“(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Constituent Merger, Subsidiary Merger or Asset Sale; or”

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on this 9th day of December, 2018.

SPECIALTY RENAL PRODUCTS, INC.

By:	/s/ Daron Evans
Daron Evans
President & Chief Executive Officer

4